Form 403

Certificate of Correction

The name of the filing entity is:

Pet Ecology Brands, Inc.

The file number issued to the filing entity by the secretary of state is:  138995500

The filing instrument to be corrected is:  Articles of Amendment

The date the filing instrument was filed with the Secretary of State:  02/22/2007

Identification of Other Errors and Corrections:

Alter  The following identified provisions of the filing instrument contain inaccuracies orerrors to be corrected.  The full text of each corrected provision is set forth below:

ARTICLE TWO

The amendment to the Articles of Incorporation of the Corporation as below set forth was proposed by the Board of Directors of the Corporation and adopted by the stockholders of the Corporation in the manner and by the vote prescribed by the Texas Business Corporation Act. Such amendment revises and amends Article Four of the Articles of Incorporation of the Corporation to read in its entirety as follows:

The aggregate number of shares of stock which the Corporation shall have authority to issue is 210,000,000 consisting of 10,000,000 shares of Preferred Stock, all of a par value of $.001 each, and 200,000,000 shares of Common Stock, all of a par value of $.001 each.

The Preferred Stock may be issued, from time to time, in one or more series, with such designations, preferences and relative, participating, optional or other rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors from time to time, pursuant to the authority herein given, a copy of which resolution or resolutions shall have been set forth in a Certificate made, executed, acknowledged, filed and recorded in the manner required by the laws of the State of Texas in order to make the same effective. Each series shall consist of such number of shares as shall be stated and expressed in such resolution or resolutions providing for the issuance of the stock of such series. All shares of any one series of Preferred Stock shall be alike in every particular.

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a false or fraudulent document.

Date:  November 29, 2007

___________________________
Robert J. Salluzzo